EXHIBIT 14.2

REFAC

CODE OF CONDUCT AND ETHICS

INTRODUCTION

This Code of Conduct and Ethics (the “Code”) has been adopted by the Board of Directors (the “Board”) of Refac (the “Company”) to assure that the Company adheres to ethical standards and obeys all applicable laws and that its employees, officers and directors clearly understand what is required of them in that regard. It also applies to any and all subsidiaries and business entities which the Company may acquire in the future. As used herein, the term “employees” includes the Company’s employees and officers as well as directors when they are acting on behalf of the Company.

The Board has given the Audit Committee (the “Audit Committee”) responsibility for the implementation and administration of the Code and each manager is responsible for seeing that all employees under his or her supervision are thoroughly familiar with the Code and are applying it consistently in all of their business dealings. No employee has the authority to violate or waive any of the Code’s provisions or to direct or authorize others to do so.

The Code does not address every ethical or legal issue that an employee, officer or director may face and is not a substitute for the exercise of good judgment by the Company’s employees, officers and directors. The Company may from time to time adopt more detailed policies and procedures with regard to certain areas covered by the Code and other matters not mentioned in the Code. Compliance with the Code and the Company’s other policies and procedures are a condition of employment and the failure to comply may result in discharge for cause.

BASIC PRINCIPLES AND PRACTICES

ACCURATE BOOKS AND BUSINESS RECORDS

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company.

The integrity and completeness of record-keeping is not only the Company’s policy, it is also mandated by law. The Company is required to keep books, records, and accounts that accurately and fairly reflect all transactions and to maintain an effective system of internal controls. The improper alteration, destruction, concealment or falsification of records or documents cannot be tolerated and may result in discharge for cause or criminal penalties.

Proper recording of all transactions is essential to the Company’s control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all entries in the Company’s books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to assure that their work is timely, complete and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

Employees must provide accurate and complete information to the Company’s officers, directors, legal counsel, internal auditors, independent auditors, and any other person authorized to receive the information. Undisclosed or unrecorded transactions are not allowed for any purpose and any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly to the Chairman of the Audit Committee.

COMPLIANCE WITH LAWS

It is the Company’s policy to comply with all laws, rules and regulations that are applicable to its business. To that end, the use of the Company’s funds or assets for an unlawful or improper purpose is prohibited. Where applicable laws, rules and regulations are ambiguous, management shall obtain legal advice from the Company’s General Counsel to clarify their meaning and assure compliance.

CONFIDENTIALITY

Employees must maintain the confidentiality of information entrusted to them by the Company, its customers, clients and/or licensees as well as parties with which the Company is contemplating a transaction, except when disclosure is authorized or is legally mandated. With respect to the Company, confidential information means all non-public information about it and its business. All employees must be careful not to disclose non-public information to unauthorized persons, either within or outside of the Company, and must exercise care to protect the confidentiality of such information received from another party. Employees must not use any confidential information for their own benefit or the benefit of other persons inside or outside of the Company.

If employees are unsure whether information may be disclosed, they should ask their manager or seek advice from the Company’s General Counsel. The unauthorized disclosure of confidential information will be considered a serious violation of the Code and may subject the violator to discharge for cause.

Your obligation to treat information as confidential does not end when you leave the Company. Upon the termination of your employment, you must return everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information. You must not disclose confidential information to a new employer or to others after ceasing to be a Company employee.

CONFLICTS OF INTEREST

While the Company respects the privacy of its employees in the conduct of their personal affairs, it insists that they fully discharge their employment obligations to the Company. Employees should avoid any activity in which their personal interests may come into conflict, or may appear to conflict, with the Company’s interests in its relations with current or prospective suppliers, customers, clients, licensees, competitors and/or parties with which it is contemplating a transaction. Employees must report actual or potential conflicts of interest to the Chairman of the Audit Committee.

•	Two factors that will be considered when determining whether a conflict of interest exists are: (1) whether the employee is or could be in a position to influence the Company’s relationship with the competitor, supplier, customer, client, licensee or party with which the Company is contemplating a transaction; and (2) whether the employee’s judgment could be affected, or could appear to be affected, as it relates to the competitor, supplier, customer, client, licensee or such other party because of the significance of the employee’s personal interest.

Special rules apply to executive officers and directors who engage in conduct that creates an actual, apparent or potential conflict of interest. Before engaging in any such conduct, executive officers and directors must make full disclosure of all facts and circumstances to and obtain the prior approval of the Audit Committee.

Although we cannot list every conceivable conflict, what follows are some common examples of actual, apparent and potential conflicts of interest, and to whom employees (other than executive officers, who are discussed in the paragraph above) should make disclosures. If you are involved in a conflicts situation that is not described below, you should discuss your particular situation with your supervisor or the Chief Executive Officer.

Improper Personal Benefits from the Company

Conflicts of interest arise when an employee or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations. The Company will not make any personal loans to nor guarantee the personal obligations of directors and executive officers.

Financial Interests in Other Businesses

You may not own an interest in a company that competes with the Company. You may not own an interest in a company that does business with the Company (such as a Company customer or supplier) without the prior written approval of the Audit Committee Chairman. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to have an interest of less than $100,000 or one-half of 1% of the outstanding shares of a publicly traded.

Business Arrangements with the Company

Without prior written approval from the Chief Executive Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company.

Outside Employment or Activities

Simultaneous employment with or serving in any capacity in another company is prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the Chief Executive Officer to determine whether a planned activity will compete with any of the Company’s business activities before you pursue the activity in question.

Outside Employment With a Customer or Supplier

Without prior written approval from the Chief Executive Officer, you may not be a customer or be employed by, serve as a director of or represent a customer of the Company. Similarly, without prior written approval from the Chief Executive Officer, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Nor may you accept money or benefits of any kind as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

Charitable, Government and Other Outside Activities

The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. However, you must obtain the prior written approval of the Chief Executive Officer before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election or seeking appointment to any government-related position.

Family Members Working In The Industry

You may find yourself in a situation where your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a close emotional or familial relationship is a competitor, supplier or customer of the Company or is employed by one. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.

There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of your responsibilities as a Company employee and those of the other person; and the access each of you has to your respective employer’s confidential information. Such a situation, however harmless it may appear to you, could arouse suspicions among your associates that might affect your working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of your behavior.

To remove any such doubts or suspicions, you must disclose your specific situation to the Chief Executive Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests is sufficiently remote that the Chief Executive Officer may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

CORPORATE OPPORTUNITY

Employees should advance the legitimate interests of the Company when the opportunity to do so arises. Employees must not take for themselves personally opportunities that could reasonably be available to the Company. If an employee learns of a business or investment opportunity through the use of Company property or information or through his or her position at the Company, the employee may not participate in the opportunity or make the investment without the prior written approval of the Audit Committee. Employees may not use corporate property or information or their positions at the Company for personal gain and may not compete with the Company.

Directors’ duties with respect to corporate business opportunities are somewhat different. A corporate business opportunity in this context is defined as (1) an opportunity in the Company’s line of business or proposed expansion or diversification, (2) which the Company is financially able to undertake and (3) which may be of interest to the Company. A director who learns of such a corporate business opportunity and who wishes to participate in it should disclose the opportunity to the Board of Directors. If the Board of Directors determines that the Company does not have an actual or expected interest in the opportunity, then the director may participate in the opportunity, provided that the director has not wrongfully utilized the Company’s resources in order to acquire the opportunity.

EMPLOYMENT MATTERS

In General.    It is the Company’s policy to comply with applicable employment laws, including those governing working conditions, wages, hours, benefits, and minimum age for employment, wherever it conducts business.

Discrimination and Harassment.    While employees and applicants for employment must be qualified and meet the job requirements established by the Company, it is the Company’s policy to ensure that no employee or applicant for employment is discriminated against in recruitment, hiring, training, or promotion because of age, race, color, religion, sex, national origin, handicap, disability, marital status, or veteran status. It is also the policy of the Company to provide a work place free of harassment based on these factors. A violation of these policies may also be a violation of applicable law that exposes both the Company and the guilty individual to liability. Violations should be reported to the Company’s General Counsel or the Chairman of the Audit Committee.

FAIR DEALING

When interacting with the Company’s employees, competitors, suppliers, customers, clients or licensees each employee should strive to act with integrity and honesty and avoid taking advantage of anyone through any unfair-dealing practice. Employees must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Antitrust and Competition Laws

While the Company competes vigorously in all of its business activities, its efforts in the marketplace must be conducted in accordance with all applicable antitrust and competition laws. While it is impossible to describe antitrust and competition laws fully in any code of business conduct, this Code will give you an overview of the types of conduct that are particularly likely to raise antitrust concerns. If you are or become engaged in activities similar to those identified in the Code, you should consult the General Counsel for further guidance.

Conspiracies and Collaborations Among Competitors

One of the primary goals of the antitrust laws is to promote and preserve each competitor’s independence when making decisions on price, output, and other competitively sensitive factors. Some of the most serious antitrust offenses are agreements between competitors that limit independent judgment and restrain trade, such as agreements to fix prices, restrict output or control the quality of products, or to divide a market for customers, territories, products or purchases. You should not agree with any competitor on any of these topics, as these agreements are virtually always unlawful. (In other words, no excuse will absolve you or the Company of liability.)

Unlawful agreements need not take the form of a written contract or even express commitments or mutual assurances. Courts can — and do — infer agreements based on “loose talk,” informal discussions, or the mere exchange between competitors of information from which pricing or other collusion could result. Any communication with a competitor’s representative, no matter how innocuous it may seem at the time, may later be subject to legal scrutiny and form the basis for accusations of improper or illegal conduct. You should take care to avoid involving yourself in situations from which an unlawful agreement could be inferred.

By bringing competitors together, trade associations and standard-setting organizations can raise antitrust concerns, even though such groups serve many legitimate goals. The exchange of sensitive information with competitors regarding topics such as prices, profit margins, output levels, or billing or advertising practices can potentially violate antitrust and competition laws, as can creating a standard with the purpose and effect of harming competition. You must notify the General Counsel before joining any trade associations or standard-setting organizations. Further, if you are attending a meeting at which potentially competitively sensitive topics are discussed without oversight by an antitrust lawyer, you should object, leave the meeting, and notify the General Counsel immediately.

Joint ventures with competitors are not illegal under applicable antitrust and competition laws. However, like trade associations, joint ventures present potential antitrust concerns. The General Counsel should therefore be consulted before negotiating or entering into such a venture.

Penalties

Failure to comply with the antitrust laws could result in jail terms for individuals and large criminal fines and other monetary penalties for both the Company and individuals. In addition, private parties may bring civil suits to recover three times their actual damages, plus attorney’s fees and court costs.

The antitrust laws are extremely complex. Because antitrust lawsuits can be very costly, even when a company has not violated the antitrust laws and is cleared in the end, it is important to consult with the General Counsel before engaging in any conduct that even appears to create the basis for an allegation of wrongdoing. It is far easier to structure your conduct to avoid erroneous impressions than to have to explain your conduct in the future when an antitrust investigation or action is in progress. For that reason, when in doubt, consult the General Counsel with your concerns.

Gathering Information About the Company’s Competitors

It is entirely proper for us to gather information about our marketplace, including information about our competitors and their products and services. However, there are limits to the ways that information should be acquired and used, especially information about competitors. In gathering competitive information, you should abide by the following guidelines:

•	We may gather information about our competitors from sources such as published articles, advertisements, brochures, other non-proprietary materials, surveys by consultants and conversations with our customers, as long as those conversations are not likely to suggest that we are attempting to (a) conspire with our competitors, using the customer as a messenger, or (b) gather information in breach of a client’s nondisclosure agreement with a competitor or through other wrongful means. You should be able to identify the source of any information about competitors.

•	We must never attempt to acquire a competitor’s trade secrets or other proprietary information through unlawful means, such as theft, spying, bribery or breach of a competitor’s nondisclosure agreement.

•	If there is any indication that information that you obtain was not lawfully received by the party in possession, you should refuse to accept it. If you receive any competitive information anonymously or that is marked confidential, you should not review it and should contact the General Counsel immediately.

The improper gathering or use of competitive information could subject you and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, you should contact the General Counsel.

GIFTS, GRATUITIES, AND ENTERTAINMENT

Receiving business gifts, including the acceptance of meals or transportation, of nominal value is permissible where customary. Receiving cash or gifts of significant value is prohibited. Customary business entertainment, including meals or transportation, is proper unless the value, cost, or frequency of the business entertainment is such that it could be interpreted as affecting an otherwise objective business decision. When determining if a gift could be interpreted as affecting an employee’s otherwise objective business decision, the position of the employee and whether the employee is or could be in a position to influence the Company’s relationship with the competitor, supplier, customer, client, licensee or any other party with which the Company is contemplating a transaction will be taken into account. Employees must never ask for gifts, entertainment or any other business courtesies from people doing business with the Company.

When you are providing a gift, entertainment or other accommodation in connection with Company business, you must do so in a manner that is in good taste and without excessive expense. You may not furnish or offer to furnish any gift that is of more than token value or that goes beyond the common courtesies associated with accepted business practices. You should follow the above guidelines for receiving gifts in determining when it is appropriate to give gifts and when the prior written approval from the Chief Executive Officer is required.

Our suppliers and customers likely have gift and entertainment policies of their own. You must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. You are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without prior written approval from the Chief Executive Officer. For more information, see the section of this Code regarding Interacting with Government.

Giving or receiving any payment or gift in the nature of a bribe or kickback is prohibited.

Business-related social contacts can be in the Company’s best interest when properly conducted on a limited basis. Employees should make every effort to ensure that there is not the slightest reason for a third party to view these contacts as improper.

RECORD RETENTION

In the course of its business, the Company produces and receives large numbers of records. Numerous laws require the retention of certain Company records for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company’s policy is to identify, maintain, safeguard and destroy or retain all records in the Company’s possession on a systematic and regular basis. Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities, except in those instances where Company records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you should immediately contact the General Counsel. You must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the General Counsel as to how to proceed. You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. If you have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the General Counsel for advice.

INSIDER TRADING

You are prohibited by Company policy and the law from buying or selling securities of the Company at a time when in possession of “material nonpublic information.” (There is, however, an exception for trades made pursuant to a pre-existing trading plan, discussed below.) This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities—known as “tipping”—is also illegal. The prohibition applies to Company securities and to securities of other companies if you learn material nonpublic information about other companies, such as the Company’s customers, in the course of your duties for the Company.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company’s securities. Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions. Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information. Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public. A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market. Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out the Company’s business. If you leave the Company, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by the Company. If there is any question as to whether information regarding the Company or another company with which we have dealings is material or has been adequately disclosed to the public, contact the General Counsel.

Notwithstanding the prohibition against insider trading, the law and Company policy permit Company employees, directors and officers to trade in Company securities regardless of their awareness of material nonpublic information if the transaction is made pursuant to a pre-arranged trading plan that was established in compliance with applicable law and was entered into when the person was not in possession of material nonpublic information. A person who wishes to enter into a trading plan must submit the plan to the General Counsel for approval prior to the adoption, modification or termination of the trading plan.

COMPUTER AND COMMUNICATION RESOURCES

The Company’s computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to you and the Company. It is extremely important that you take all necessary measures to secure your computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected. If you have any reason to believe that your password or the security of a Company computer or communication resource has in any manner been compromised, you must change your password immediately and report the incident to the General Counsel.

When you are using Company resources to send e-mail, voicemail or to access Internet services, you are acting as a representative of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation, and expose you and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Company employees to conduct the Company’s business. All e-mail, voicemail and personal files stored on Company computers are Company property. You should therefore have no expectation of personal privacy in connection with these resources. The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money. Even personal messages on the Company’s e-mail and voicemail systems are Company property.

You should not use Company resources in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, you should not transmit comments, language, images or other files that you would be embarrassed to have read by any person. Remember that your “private” e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources, but also the time and effort of each employee having to sort and read through his or her own e-mail.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

Company employees who are not official Company spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Company representative or about Company business unless specifically authorized to do so by the General Counsel. Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to the General Counsel. Requests for information from regulators or the government should be referred to the General Counsel.

OCCUPATIONAL SAFETY

It is the policy of the Company to provide its employees with a place of employment that is free from recognized hazards, to comply with all applicable safety laws and regulations. Violations may be reported to the Company’s General Counsel.

Weapons and Workplace Violence

No employee may bring firearms, explosives, incendiary devices or any other weapons into the workplace or any work-related setting, regardless of whether or not employees are licensed to carry such weapons. Similarly, the Company will not tolerate any level of violence in the workplace or in any work-related setting. Violations of this policy must be referred to your supervisor and the Chief Executive Officer immediately. Threats or assaults that require immediate attention should be reported to the police at 911.

Drugs and Alcohol

The Company intends to maintain a drug-free work environment. Except at approved Company functions, you may not use, possess or be under the influence of alcohol on Company premises.

You cannot use, sell, attempt to use or sell, purchase, possess or be under the influence of any illegal drug on Company premises or while performing Company business on or off the premises.

PROTECTION AND PROPER USE OF CORPORATE PROPERTY

Employees should protect the Company’s assets and ensure their efficient use. Theft of the Company’s assets will not be tolerated. When you leave the Company, all Company property must be returned to the Company. Except as specifically authorized, Company assets, including Company time, equipment, materials, resources and proprietary information, must be used for business purposes only.

EMPLOYEE PRIVACY

We respect the privacy and dignity of all individuals. The Company collects and maintains personal information that relates to your employment, including medical and benefit information. Special care is taken to limit access to personal information to Company personnel with a need to know such information for a legitimate purpose. Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of the Company’s policies.

Employees should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management. Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of your job function and responsibilities at the Company.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets. The Company reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging, that may be provided to government officials and government employees. You are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without prior written approval from the General Counsel.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services, or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the General Counsel.

Your work time may be considered the equivalent of a contribution by the Company. Therefore, you will not be paid by the Company for any time spent running for public office, serving as an elected official, or campaigning for a political candidate. Nor will the Company compensate or reimburse you, in any form, for a political contribution that you intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, you must notify the General Counsel before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

DISTRIBUTION AND IMPLEMENTATION

Each manager is responsible for distribution of the Code to the personnel within the manager’s function or organization. Each such employee must acknowledge, in writing, that he or she has received and has read the Code. In addition, employees may be required periodically to certify, in writing, compliance with the Code or to describe any deviations known to them. Employees should direct questions regarding the Code to their manager.

All reported violations will be promptly investigated by the Company. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company. The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable law and agreements, employees violating the Code will be subject to disciplinary action, possibly including discharge for cause.

REPORTING VIOLATIONS OF THE CODE

An employee who becomes aware of a violation of the Code or believes that a violation may take place in the future must report the matter. Ordinarily, the report should be made to the Chairman of the Audit Committee. To ensure that a reporting employee is protected from reprisal, a request for anonymity will be respected to the extent that it does not result in the violation of the rights of another employee.

A person making a good-faith report of a possible violation of the Code will not be subject to retaliation. Any attempt at reprisal against the reporting employee will be punished severely. In addition, it is a Federal offense to retaliate against any person who provides a law enforcement officer with any truthful information relating to the commission or possible commission of a Federal offense.

HOTLINE

The Company also has an agreement with National Hotline Services, an independent firm, to operate a Hotline for employees who wish anonymously or confidentially to report suspected violations of the Company’s codes, policies and/or procedures as well as the Sarbanes-Oxley Act of 2002 and any other applicable laws and regulations. The Hotline is an alternate channel available 24 hours a day, 7 days a week. The Hotline number is 1-800-826-6762.

You need not identify yourself by name when you phone the Hotline. If you choose to give your name, that information will be kept confidential unless, as in the case of certain crimes, a law requires that any name you supply be provided to enforcement officials or a court.

AMENDMENTS TO OR WAIVERS OF THE CODE

If an employee believes that a waiver of the Code is necessary or appropriate, including, but not limited to any potential or actual conflict of interest, or any waiver of the Company’s policies or procedures, a request for a waiver and the reasons for the request must be submitted in writing to the Chairman of the Audit Committee. Amendments to and waivers of the Code must be approved by the Board and will be publicly disclosed as required by applicable laws and regulations.

NO RIGHTS CREATED

The Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

REMEMBER

Ultimate responsibility to ensure that we as a Company comply with the many laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company’s policies and guidelines pertaining to them.

Approved by the Board of Directors March 22, 2004